Exhibit 99.1

Atlas Energy Solutions Announces Third Quarter 2023 Results

Austin, TX – October 30, 2023 – Atlas Energy Solutions Inc. (NYSE: AESI) (“Atlas” or the “Company”) today reported financial and operating results for the third quarter of 2023.

Third Quarter 2023 Highlights

•
Total sales of $157.6 million
•
Net income of $56.3 million (36% Net Income Margin)
•
Adjusted EBITDA of $84.1 million (53% Adjusted EBITDA Margin) (1)
•
Net cash provided by operating activities of $55.4 million
•
Adjusted Free Cash Flow of $68.5 million (43% Adjusted Free Cash Flow Margin) (1)
•
Dune Express construction remains on-time and on-budget
•
New Kermit facility wet plant commissioning activities are underway
•
Maintained quarterly dividend of $0.20 per share ($0.15 per share fixed, $0.05 per share variable), payable November 16, 2023

Financial Summary

	Three Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
	(unaudited, in thousands, except percentages)
Sales	$157,616	$161,788	$153,418	$149,865
Net income	$56,327	$71,211	$62,905	$62,583
Net Income Margin	36%	44%	41%	42%
Adjusted EBITDA	$84,078	$92,846	$84,033	$75,235
Adjusted EBITDA Margin	53%	57%	55%	50%
Net cash provided by operating activities	$55,406	$103,883	$54,235	$50,012
Adjusted Free Cash Flow	$68,521	$86,821	$79,271	$67,049
Adjusted Free Cash Flow Margin	43%	54%	52%	45%
(1)
Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin are non-GAAP financials measures. See Non-GAAP Financial Measures for a discussion of these measures and a reconciliation of these measures to our most directly comparable financial measures calculated and presented in accordance with GAAP.

Bud Brigham, Founder, Executive Chairman and CEO, commented, “This was another strong quarter for the Company. We generated $84.1 million in Adjusted EBITDA and converted 81.5% of that Adjusted EBITDA to Adjusted Free Cash Flow."

Mr. Brigham continued, "The Dune Express remains on-time and on-budget, and we expect it to be up and running in the fourth quarter of 2024. We have ordered more than 90% of the equipment and materials for the project and have also contracted more than 80% of the installation and labor, which significantly reduces budget risk. To-date, we have taken deliveries of more than 57-miles of conveyor belts and over 100-miles of fiber optic cable."

John Turner, President & CFO, added, “During the third quarter, we completed multiple important corporate initiatives, as previously announced. We closed the Up-C simplification transaction in October, which streamlines our organizational structure and eliminates the dual-class share structure. We also closed on the term loan refinancing, which simplifies our capital structure and provides additional liquidity. We believe these corporate initiatives, along with our continued strong margins and financial performance position the company optimally as oil prices have strengthened and market activity appears to be improving."

Third Quarter 2023 Financial Results

Third quarter 2023 total sales decreased $4.2 million, or 2.6% when compared to the second quarter of 2023, to $157.6 million. Product sales decreased $10.4 million, or 8.3% when compared to the second quarter of 2023, to $114.8 million, driven by a decrease in sales price. Given our heavily contracted position during the period, this sequential price decline is a function of higher-priced, shorter-duration contracts rolling off and being replaced by new contracts at lower rates as well as quarterly pricing resets on certain contracts. Service sales increased by $6.3 million, or 17.1% when compared to the second quarter of 2023, to $42.8 million. The increase in service sales was due to an increase in active jobs enabled by an increase in the number of trucks deployed and continued customer adoptions of our single- and multi-trailer logistics offerings, which was partially offset by marginally shorter haul distance for work performed during the quarter as customer activity was concentrated closer to our mines during the period.

Third quarter 2023 cost of sales (excluding depreciation, depletion and accretion expense) (“cost of sales”) increased by $4.3 million, or 6.7% when compared to the second quarter of 2023, to $67.8 million. The increase in our cost of sales was primarily driven by higher trucking and last mile logistics costs resulting from the increased size of our fleet.

Selling, general and administrative expenses (“SG&A”) for the third quarter of 2023 increased $2.1 million, or 17.4% when compared to the second quarter of 2023, to $14.3 million, driven primarily by $3.3 million in non-recurring transaction costs related to the Up-C Simplification (defined below) and the refinancing of the 2023 Term Loan Credit Facility.

Net income for the third quarter of 2023 was $56.3 million, and Adjusted EBITDA for the third quarter of 2023 was $84.1 million.

Liquidity, Capital Expenditures and Other

As of September 30, 2023, the Company’s total liquidity was $438.4 million, which was comprised of $264.5 million in cash and cash equivalents (held in cash, CDs, and one- and two-month Treasury bills), $73.9 million of availability under the Company’s ABL Facility, and $100.0 million of availability under the Company's Delayed Draw Term Loan Facility; the Company had no borrowings outstanding under the ABL Facility and $1.1 million of outstanding undrawn letters of credit.

Net cash used in investing activities was $98.9 million during the third quarter of 2023, driven largely by costs associated with the construction of the new Kermit facility and payments for long-lead time equipment for the construction of the Dune Express. The construction of our new Kermit facility is progressing on-time and on-budget. We have started commissioning activities for the wet plant and expect the additional production capacity to come online late in the fourth quarter of this year. We continue to expect the Dune Express to come online in the fourth quarter of 2024.

Quarterly Cash Dividend

On October 30, 2023, the Board of Directors (the “Board) of Atlas declared a dividend to common stockholders of $0.20 per share, or approximately $20.0 million in aggregate to shareholders. The dividend includes a $0.15 per share base dividend and a $0.05 per share variable dividend. The dividend will be payable on November 16, 2023 to shareholders of record at the close of business on November 9, 2023.

Subsequent Events

On October 2, 2023, the company completed the previously announced corporate reorganization (the "Up-C Simplification"). As a result of the Up-C Simplification, the company's previous dual class structure was eliminated and the company now trades under a single class of common stock.

As of October 30, 2023, Atlas had 100,025,584 shares of common stock outstanding.

Conference Call Information

The Company will host a conference call to discuss financial and operational results on Tuesday, October 31, 2023 at 9:00am Central Time (10:00am Eastern Time). Individuals wishing to participate in the conference call should dial (877) 407-4133. A live webcast will be available at https://ir.atlas.energy/. Please access the webcast or dial in for the call at least 10 minutes ahead of the start time to ensure a proper connection. An archived version of the conference call will be available on the Company’s website shortly after the conclusion of the call.

The Company will also post an updated investor presentation titled “Investor Presentation October 2023”, in addition to a "September 2023 Growth Projects Update" video, at https://ir.atlas.energy/ in the "Presentations” section under “News & Events” tab on the Company’s Investor Relations webpage prior to the conference call.

About Atlas Energy Solutions

Our company was founded in 2017 by long-time E&P operators and led by Bud Brigham. Our experience as E&P operators, combined with our unique asset base and focus on using technology to deliver novel solutions to our customers’ toughest challenges and mission-critical needs differentiates us as the proppant and logistics provider of choice in the Permian Basin.

Atlas is a leader in the proppant and proppant logistics industry and is currently solely focused on serving customers in the Permian Basin of West Texas and New Mexico, the most active oil and natural gas producing regions in North America. Our Kermit, TX and Monahans, TX facilities are strategically located and specifically designed to maximize reliability of supply and product quality, and our deployment of trucking assets and the Dune Express is expected to drive significant logistics efficiencies.

Our core mission is to maximize value for our stockholders by generating strong cash flow and allocating our capital resources efficiently, including providing a regular and durable return of capital to our investors through industry cycles. Further, we recognize that our long-term profitability is maximized by being good stewards of the environments and communities in which we operate. In our pursuit of this mission, we work to improve the processes involved in the development of hydrocarbons, which we believe will ultimately contribute to providing individuals with access to the energy they need to sustain or improve their quality of life in a clean, safe, and efficient manner. We take great pride in contributing positively to the development of the hydrocarbons that power our lives.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are predictive or prospective in nature, that depend upon or refer to future events or conditions or that include the words “may,” “assume,” “forecast,” “position,” “strategy,” “potential,” “continue,” “could,” “will,” “plan,” “project,” “budget,” “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements about our business strategy, our industry, our future operations and profitability, expected capital expenditures and the impact of such expenditures on our performance, statements about the Up-C Simplification, including its consequences and the anticipated benefits of the Up-C Simplification to the Company, statements about our financial position, production, revenues and losses, our capital programs, management changes, current and potential future long-term contracts and our future business and financial performance. Although forward-looking statements reflect our good faith beliefs at the time they are made, we caution you that these forward-looking statements are subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include but are not limited to: commodity price volatility stemming from geopolitical conflicts and events; adverse developments affecting the financial services industry; our ability to complete growth projects, including the Dune Express, on time and on budget; the risk that stockholder litigation in connection with the Up-C Simplification may result in significant costs of defense, indemnification and liability; changes in general economic, business and political conditions, including changes in the financial markets; transaction costs; actions of OPEC+ to set and maintain oil production levels; the level of production of crude oil, natural gas and other hydrocarbons and the resultant market prices of crude oil; inflation; environmental risks; operating risks; regulatory changes; lack of demand; market share growth; the uncertainty inherent in projecting future rates of reserves; production; cash flow; access to capital; the timing of development expenditures; and other factors discussed or referenced in our filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”), including those discussed under the heading “Risk Factors” in our prospectus, dated September 11, 2023, filed with the SEC pursuant to Rule 424(b) under the Securities Act on September 12, 2023 in connection with our Up-C Simplification, and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact

Kyle Turlington

5918 W Courtyard Drive, Suite #500
Austin, Texas 78730
United States
T: 512-220-1200
IR@atlas.energy

Atlas Energy Solutions Inc.

Condensed Consolidated Statements of Income

(unaudited, in thousands, except per share data)

	Three Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Product sales	$114,773	$125,216	$128,142	$121,881
Service sales	42,843	36,572	25,276	27,984
Total sales	157,616	161,788	153,418	149,865
Cost of sales (excluding depreciation, depletion and accretion expense)	67,770	63,504	62,555	67,285
Depreciation, depletion and accretion expense	10,221	9,433	8,519	7,791
Gross profit	79,625	88,851	82,344	74,789
Selling, general and administrative expense (including stock and unit-based compensation expense of $1,414, $1,624, $622, and $135, respectively.)	14,301	12,183	8,504	7,903
Operating income	65,324	76,668	73,840	66,886
Interest expense, net	(1,496)	(521)	(3,442)	(3,990)
Other income	136	118	184	121
Income before income taxes	63,964	76,265	70,582	63,017
Income tax expense	7,637	5,054	7,677	434
Net income	$56,327	$71,211	$62,905	$62,583
Less: Pre-IPO net income attributable to Atlas Sand Company, LLC	-	-	54,561
Less: Net income attributable to redeemable noncontrolling interest	26,887	32,693	6,610
Net income attributable to Atlas Energy Solutions, Inc.	$29,440	$38,518	$1,734

Net income per Class A common share
Basic	$0.51	$0.67	$0.03
Diluted	$0.51	$0.67	$0.03
Weighted average Class A common shares outstanding
Basic	57,237	57,148	57,148
Diluted	57,928	57,420	57,408

Atlas Energy Solutions Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Three Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Operating activities:
Net income	$56,327	$71,211	$62,905	$62,583
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion expense	10,746	9,814	8,808	8,089
Amortization of debt discount	231	120	118	119
Amortization of deferred financing costs	79	104	87	110
Stock and unit-based compensation	1,414	1,624	622	135
Deferred income tax	9,432	5,819	3,808	(2)
Commodity derivatives gain	—	—	—	15
Settlements on commodity derivatives	—	—	—	141
Other	(42)	(21)	206	232
Changes in operating assets and liabilities:	(22,781)	15,212	(22,319)	(21,410)
Net cash provided by operating activities	55,406	103,883	54,235	50,012

Investing activities:
Purchases of property, plant and equipment	(98,858)	(85,895)	(60,940)	(35,428)
Net cash used in investing activities	(98,858)	(85,895)	(60,940)	(35,428)

Financing Activities:
Net proceeds from IPO	—	—	303,426	—
Payment of offering costs	—	(4,439)	(1,581)	—
Member distributions prior to IPO	—	—	(15,000)	(15,000)
Principal payments on term loan borrowings	—	(8,347)	(8,226)	(7,987)
Prepayment fee on 2021 Term Loan Credit Facility	(2,649)	—	—	—
Issuance costs associated with debt financing	(3,645)	(222)	(530)	—
Payments under finance leases	(232)	(962)	(738)	(307)
Dividends paid to Class A common stockholders	(11,430)	(8,572)	—	—
Distributions paid to Atlas Sand Operating, LLC unitholders	(15,728)	(6,428)	—	—
Net cash provided by (used in) financing activities	(33,684)	(28,970)	277,351	(23,294)
Net increase (decrease) in cash and cash equivalents	(77,136)	(10,982)	270,646	(8,710)
Cash and cash equivalents, beginning of period	341,674	352,656	82,010	90,720
Cash and cash equivalents, end of period	$264,538	$341,674	$352,656	$82,010

Atlas Energy Solutions Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	As of	As of
	September 30, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$264,538	$82,010
Accounts receivable, including related parties	102,234	74,392
Inventories, prepaid expenses and other current assets	34,752	22,329
Total current assets	401,524	178,731
Property, plant and equipment, net	828,997	541,524
Right-of-use assets	4,456	23,222
Other long-term assets	4,294	7,522
Total assets	$1,239,271	$750,999
Liabilities, redeemable noncontrolling interest, and stockholders' and members' equity
Current liabilities:
Accounts payable, including related parties	$57,767	$31,799
Accrued liabilities and other current liabilities	42,792	36,289
Current portion of long-term debt	—	20,586
Total current liabilities	100,559	88,674
Long-term debt, net of discount and deferred financing costs	172,511	126,588
Deferred tax liabilities	48,679	1,906
Other long-term liabilities	6,363	22,474
Total liabilities	328,112	239,642
Redeemable noncontrolling interest	987,151	—
Total stockholders' and members' equity	(75,992)	511,357
Total liabilities, redeemable noncontrolling interest and stockholders’ and members’ equity	$1,239,271	$750,999

Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Adjusted Free Cash Flow Conversion and Maintenance Capital Expenditures are non-GAAP supplemental financial measures used by our management and by external users of our financial statements such as investors, research analysts and others, in the case of Adjusted EBITDA, to assess our operating performance on a consistent basis across periods by removing the effects of development activities, provide views on capital resources available to organically fund growth projects and, in the case of Adjusted Free Cash Flow, assess the financial performance of our assets and their ability to sustain dividends or reinvest to organically fund growth projects over the long term without regard to financing methods, capital structure, or historical cost basis.

These measures do not represent and should not be considered alternatives to, or more meaningful than, net income, income from operations, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP as measures of our financial performance. Adjusted EBITDA and Adjusted Free Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income, the most directly comparable GAAP financial measure. Our computation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Adjusted Free Cash Flow Conversion and Maintenance Capital Expenditures may differ from computations of similarly titled measures of other companies.

Non-GAAP Measure Definitions:

•
We define Adjusted EBITDA as net income before depreciation, depletion and accretion, interest expense, income tax expense, stock and unit-based compensation, loss on extinguishment of debt, unrealized commodity derivative gain (loss), and non-recurring transaction costs. Management believes Adjusted EBITDA is useful because it allows management to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period and against our peers without regard to financing method or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.
•
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total sales.
•
We define Adjusted Free Cash Flow as Adjusted EBITDA less Maintenance Capital Expenditures. Management believes that Adjusted Free Cash Flow is useful to investors as it provides a measure of the ability of our business to generate cash.
•
We define Adjusted Free Cash Flow Margin as Adjusted Free Cash Flow divided by total sales.
•
We define Adjusted Free Cash Flow Conversion as Adjusted Free Cash Flow divided by Adjusted EBITDA.
•
We define Maintenance Capital Expenditures as capital expenditures excluding growth capital expenditures.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Adjusted EBITDA and Adjusted Free Cash Flow to Net Income

(unaudited, in thousands)

	For the Three Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Net Income	$56,327	$71,211	$62,905	$62,583
Depreciation, depletion and accretion expense	10,746	9,814	8,808	8,089
Interest expense	4,673	4,027	4,021	3,993
Income tax expense	7,637	5,054	7,677	434
EBITDA	$79,383	$90,106	$83,411	$75,099
Stock and unit-based compensation	1,414	1,624	622	135
Unrealized commodity derivative gain	—	—	—	1
Non-recurring transaction costs	3,281	1,116	—	—
Adjusted EBITDA	$84,078	$92,846	$84,033	$75,235
Maintenance capital expenditures	$15,557	$6,025	$4,762	$8,186
Adjusted Free Cash Flow	$68,521	$86,821	$79,271	$67,049

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Adjusted Free Cash Flow to Net Cash Provided by Operating Activities

(unaudited, in thousands, except percentages)

	For the Three Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Net cash provided by operating activities	$55,406	$103,883	$54,235	$50,012
Current income tax expense (benefit)(1)	(1,795)	(765)	3,869	436
Change in operating assets and liabilities	22,781	(15,212)	22,319	21,410
Cash interest expense(1)	4,363	3,804	3,816	3,764
Maintenance capital expenditures(1)	(15,557)	(6,025)	(4,762)	(8,186)
Non-recurring transaction costs	3,281	1,116	—	—
Other	42	20	(206)	(387)
Adjusted Free Cash Flow	$68,521	$86,821	$79,271	$67,049
Adjusted EBITDA Margin	53%	57%	55%	50%
Adjusted Free Cash Flow Margin	43%	54%	52%	45%
Adjusted Free Cash Flow Conversion	81%	94%	94%	89%
(1)
A reconciliation of the adjustment of these items used to calculate Adjusted Free Cash Flow to the Consolidated Financial Statements is included below.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Maintenance Capital Expenditures to Purchase of Property, Plant and Equipment

(unaudited, in thousands)

	Three Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Maintenance capital expenditures, accrual basis reconciliation:
Purchases of property, plant and equipment	$98,858	$85,895	$60,940	$35,428
Changes in operating assets and liabilities associated with investing activities(1)	40,153	20,996	6,811	6,031
Less: Growth capital expenditures	(123,454)	(100,866)	(62,989)	(33,273)
Maintenance Capital Expenditures, accrual basis	$15,557	$6,025	$4,762	$8,186
(1)
Positive working capital changes reflect capital expenditures in the current period that will be paid in a future period. Negative working capital changes reflect capital expenditures incurred in a prior period but paid during the period presented.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Current Income Tax Expense to Income Tax Expense

(unaudited, in thousands)

	Three Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Current tax expense reconciliation:
Income tax expense	$7,637	$5,054	$7,677	$434
Less: deferred tax expense	(9,432)	(5,819)	(3,808)	2
Current income tax expense (benefit)	$(1,795)	$(765)	$3,869	$436

Atlas Energy Solutions Inc. – Supplemental Information

Cash Interest Expense to Income Expense, Net

(unaudited, in thousands)

	Three Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Cash interest expense reconciliation:
Interest expense, net	$1,496	$521	$3,442	$3,990
Less: Amortization of debt discount	(231)	(120)	(118)	(119)
Less: Amortization of deferred financing costs	(79)	(104)	(87)	(110)
Less: Interest income	3,177	3,507	579	3
Cash interest expense	$4,363	$3,804	$3,816	$3,764